Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-163411 of our report dated November 30, 2009, relating to the consolidated balance sheet dated November 13, 2009 of Wells REIT III, Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 3, 2010